Exhibit 99.1

CEO’s Letter to Stockholders
From The Farmer Bros. Co. Annual Report For The Fiscal Year Ended June 30, 2013

[Photo of Mr. Michael H. Keown]

Dear Fellow Stockholders,

On behalf of the Farmer Brothers employees and the Board of Directors, it is my privilege to present the Annual Report for Farmer Bros. Co. for fiscal year 2013. The year was one of focus and progress, where our efforts were concentrated upon establishing collective strategy and goals, ensuring coordination of our action, and executing to the best of our abilities. We strengthened our commitment to causes that we believe in. Importantly, we saw the Company begin to emerge from an extremely challenging period to what became one of the most robust fiscal years in our recent history. Further, I expect our momentum to continue, with the goal of delivering the first year of operating income in over a decade this fiscal year. That being said, the coffee industry remains very competitive; and, as any business impacted by commodities, the volatility of the market presents unique management challenges. We like how far we’ve come; our attention remains on how far we will go!

In order to focus the entire organization on improving profitability, we defined and aligned upon demanding goals across the Company. Focusing the efforts of employees at all levels of the organization on collective goals allowed us to be more ambitious. Team members throughout the organization have established individual goals that not only motivate their own performance but also contribute to our collective goals. Additional emphasis on career development for our team members has improved the overall focus on the Company’s key business strategies. This has been an exciting time for Farmer Brothers.

Integration and reduction of complexity across the Company are vital to our progress. We made great strides in creating a universal manufacturing system across all production facilities. We created a unified national account selling organization. We also now have a single green coffee team to coordinate the purchase of our most substantial and important raw material. To further reduce complexity, we condensed our offerings of brands and products. We believe this increasingly integrated and streamlined approach enhances our ability to focus efforts centrally on quality, consistency, production efficiency, and profitability.

We made additional changes to drive improved execution across the Company. We invested in new, higher-speed production lines to ensure we can meet the demands of our national account customers. We upgraded our enterprise resource planning systems and commenced uniform implementation across all of our production facilities. We streamlined and added new members to our senior leadership team, fostering collaboration among members of the team to works as a unit to solve existing problems, root out potential issues, and drive organizational performance.

During the year we continued our work on improving the marketability of our product portfolio. In May the Company launched new lines of Premium and Select teas, including an iced-tea line that we feel is second to none. Additionally, our Artisan Collection by Farmer Brothers™ line of specialty coffee found increasing acceptance in the market, rewarding our commitment to the quality of that line of products.

The Company strengthened its commitment to causes it believes in. We launched our SEED Program, which is our commitment to sustainability by the promotion of Social Environmental Economic Development. We published our first Sustainability Report, which we intend to use as a benchmark to measure future progress. We worked to focus our support of those industry groups that assist farmers and promote sustainable practices. And, personally, as a member of the World Coffee Research board, I have continued to support that organization’s commitment to protect the global coffee supply chain and assist in shaping the research conducted. In addition to being the “right” thing to do, all of these efforts will promote the long-term health of our industry.

That’s a lot of growth and change in one year! What hasn’t changed? The Company’s commitment to quality and service. For a long time, the Company’s trucks and signage displayed two additional words-- “Consistently Good!”-- and we hope to always honor our heritage and proud history as we move the Company forward. I would be remiss if I did not acknowledge that, if not for the full commitment of our team members across the organization, we never could have achieved what we did this year.

And the result of all this? It was the Company’s best year in many years. Our stock price increased over seventy-five percent during the fiscal year. We believe we have created a strong platform and infrastructure for future growth. But there is much more to be done. With renewed determination we have set new goals to build upon the great strides we made in 2013. I know I’m looking forward to the year ahead of us.

I hope you can attend the Annual Meeting of Stockholders on December 5, 2013 in Torrance, where I look forward to sharing more about our progress and strategic evolution. It will also give you a chance to meet the new members of our management team. I am very proud to be a part of this team and am confident that as we combine new talent with a proud and dedicated organization, our ability to improve stockholder value will continue.

All the best,
/s/ Mike
Michael H. Keown
President and Chief Executive Officer
Farmer Bros. Co.